Exhibit 99

Midwest Air Group, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154-1402
414-570-4000
www.midwestairlines.com
Traded: AMEX (MEH)

Media Inquiries: Carol Skornicka, 414-570-3980 (o), 414-303-6516 (c) or Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 (o) or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE

May 8, 2006

MIDWEST AIR GROUP REPORTS APRIL PERFORMANCE

Milwaukee, Wisconsin, May 8, 2006 – Midwest Air Group, Inc. (AMEX: MEH) today reported April performance data for Midwest Airlines and Midwest Connect.

Midwest Air Group, Inc. -- Performance Report
					Four Months Ended
	April				April 30,
	2006	2005	% Change		2006	2005	% Change
Midwest Airlines Operations
Origin & Destination Passengers	329,636	240,263	37.2		1,157,310	902,013	28.3
Scheduled Service Revenue Passenger Miles (000s)	352,165	252,196	39.6		1,238,200	953,491	29.9
Scheduled Service Available Seat Miles (000s)	426,360	339,550	25.6		1,652,336	1,334,852	23.8
Total Available Seat Miles (000s)	435,373	345,615	26.0		1,689,451	1,362,569	24.0
Load Factor (%)	82.6%	74.3%	8.3	pts.	74.9%	71.4%	3.5	pts.
Revenue Yield (estimate)	$0.1245	$0.1158	7.5		$0.1235	$0.1124	9.9
Passenger Revenue per Schd. Svc. ASM (1) (estimate)	$0.1029	$0.0860	19.6		$0.0926	$0.0803	15.3
Total Revenue per Total ASM (1) (estimate)	$0.1155	$0.1016	13.7		$0.1064	$0.0947	12.4
Average Passenger Trip Length (miles)	1,068	1,050	1.8		1,070	1,057	1.2
Number of Flights	4,553	3,534	28.8		17,517	13,641	28.4
Into-plane Fuel Cost per Gallon (estimate)	$2.17	$1.75	23.7		$2.05	$1.63	25.8

Midwest Connect Operations
Origin & Destination Passengers	68,533	67,890	0.9		261,035	254,624	2.5
Scheduled Service Revenue Passenger Miles (000s)	21,430	19,652	9.0		79,686	74,060	7.6
Scheduled Service Available Seat Miles (000s)	31,117	31,266	(0.5)		125,008	125,362	(0.3)
Total Available Seat Miles (000s)	31,117	31,287	(0.5)		125,374	125,630	(0.2)
Load Factor (%)	68.9%	62.9%	6.0	pts.	63.7%	59.1%	4.7	pts.
Revenue Yield (estimate)	$0.3676	$0.3615	1.7		$0.3773	$0.3474	8.6
Passenger Revenue per Schd. Svc. ASM (1) (estimate)	$0.2531	$0.2272	11.4		$0.2405	$0.2052	17.2
Total Revenue per Total ASM (1) (estimate)	$0.2865	$0.2335	22.7		$0.2722	$0.2120	28.4
Average Passenger Trip Length (miles)	313	289	8.0		305	291	5.0
Number of Flights	4,668	4,906	(4.9)		18,787	19,568	(4.0)
Into-plane Fuel Cost per Gallon (estimate)	$2.26	$1.86	21.5		$2.10	$1.69	24.6

Note: All statistics exclude charter operations except total available seat miles and into-plane fuel cost. Numbers may not recalculate due to rounding.

(1)

Beginning with its April 2006 performance report, Midwest Air Group will report Passenger Revenue per Scheduled Service Available Seat Mile (PRASM) and Total Revenue per Total Available Seat Mile (RASM) in place of Revenue per Scheduled Service Available Seat Mile.

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Skyway Airlines, Inc. – its wholly owned subsidiary – operates as Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 47 cities. More information is available at midwestairlines.com.

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